EXHIBIT 9

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT ("Agreement") dated as of September 21, 2001 is by and between SUNRISE CAPITAL PARTNERS, L.P., a Delaware limited partnership ("Lender" as hereinafter further defined) and Gerald R. Allard ("Participant"as hereinafter further defined).

W I T N E S S E T H :

WHEREAS, Lender has entered into financing arrangements with NEXIQ Technologies, Inc. (f/k/a WPI Group, Inc.), a New Hampshire Corporation ("Parent") WPI Electronics, Inc., WPI Airport II, Inc. (f/k/a WPI Magnetec, Inc.), WPI Micro Palm, Inc., WPI Power Systems, Inc., WPI Termiflex, Inc. f/k/a WPI Oyster Termiflex, Inc., WPI Micro Processor Systems, Inc., WPI Decisionkey, INC., WPI UK Holding, Inc., WPI UK Holding II, Inc., WPI Oyster Terminals, Inc., and WPI Airport I, INC. (f/k/a WPI Instruments, Inc.), each a New Hampshire corporation, WPI Husky Technology, Inc. f/k/a WPI Husky Computers, Inc, a Florida corporation and Diversified Software Industries, Inc., an Iowa corporation (referred to and defined collectively, along with the Parent, as the "Borrowers") pursuant to which Lender purchased convertible promissory notes and certain other securities and provided financial accommodations to Borrowers as set forth in the Convertible Note Agreement, dated July 31, 2000, as amended by Amendment No. 1, dated as of the date hereof, by and between Lender and Borrowers and as may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, is referred to herein as the "Convertible Note Agreement");

WHEREAS, Participant has requested that Lender sell to Participant a Participation in the Term D Note (as defined in the Convertible Note Agreement) purchased by Lender from the Borrowers, together with certain Warrants issued to Lender pursuant to the Convertible Note Agreement, and Lender is willing to sell such Participation and Warrants to Participant, subject to the terms and conditions contained herein.

NOW THEREFORE, in consideration of the mutual benefits accruing to Lender and Participant hereunder and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. DEFINITIONS

As used above and in this Agreement, the following terms shall have the meanings ascribed to them below:

1.1 "Borrowers" shall mean those entities identified in the preamble hereto, and their respective successors and assigns, including, without limitation, any receiver, administrator, custodian, liquidator, trustee or debtor-in-possession on behalf of any such person or on behalf of any such successor or assign.

1.2 "Collateral" shall have the meaning set forth in the Convertible Note Agreement.

1.3 "Collections" shall mean all cash or other immediately available funds received by Lender for application to the Obligations (as defined in the Convertible Note Agreement), whether as proceeds of Collateral or otherwise.

1.4 "Common Stock" shall mean the Common Stock, par value $.01 per share, of Parent.

1.5 "Event of Default" shall have the meaning set forth in the Convertible Note Agreement.

1.6 "Insolvency Proceeding" shall mean, as to any Person, any of the following: (a) any case or proceeding with respect to such Person under the U.S. Bankruptcy Code or any other Federal or State bankruptcy, insolvency, reorganization or other law affecting creditors' rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of all or substantially all of the obligations and indebtedness of such Person or (b) any proceeding seeking the appointment of any receiver, trustee, administrator, liquidator, custodian or other insolvency official with similar powers with respect to such Person or all or substantially all of its assets or (c) any proceeding for liquidation, dissolution or other winding up of the business of such Person or (d) any general assignment for the benefit of creditors or any general marshalling of all or substantially all of the assets of such Person.

1.7 "Lender" shall mean Sunrise Capital Partners, L.P., a Delaware limited partnership, and its successors and assigns.

1.8 "Note Documents" shall have the meaning set forth in the Convertible Note Agreement.

1.9 "Participant" shall have the meaning assigned thereto in the preamble.

1.10 "Participation" shall have the meaning set forth in Section 2.1 hereof.

1.11 "Participation Amount" shall mean $42,500.00.

1.12 "Term D Note" shall mean the promissory note issued by Borrowers and purchased by Lender in the original principal amount of $5,000,000.

1.13 "Warrants" shall mean the common stock purchase warrants issued to the Lender in connection with the purchase by the Lender of the Term D Note.

1.14 All capitalized terms as used herein shall have the meanings given to such terms in the Convertible Note Agreement, unless otherwise defined herein. All references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural.

2. PARTICIPATION

2.1 Lender hereby agrees to sell to Participant and Participant hereby unconditionally and irrevocably agrees to purchase from Lender an undivided fractional interest in the Term D Note purchased by Lender from Borrowers equal to the Participation Amount, together with a pro rata portion of the Warrants issued by Parent in connection with the purchase of such note. The interest of Participant in the Term D Note provided for in this Section 2.1 is referred to herein as the "Participation." The aggregate purchase price for the Participation and the Warrants shall be a cash price equal to the Participation Amount. Participant shall participate in the Collections and the Collateral, but only to the extent necessary to earn interest as provided below and to be repaid principal to the extent of the Participation.

2.2 The relationship between Lender and Participant is and shall be that of a seller and purchaser of an undivided fractional interest, not a debtor-creditor relationship. Lender has not guaranteed repayment to Participant of, nor agreed to repurchase from Participant, any portion of the Participation at any time. Lender does not assume and shall not have any liability to Participant for the repayment of monies paid hereunder by Participant to Lender on account of the purchase of the Participation or interest hereon but Lender shall have the obligation to account to Participant or Participant's share of the Collections. Participant acknowledges that Lender may sell other participations with respect to the Term D Note on terms and conditions acceptable to Lender. Nothing contained herein shall confer upon Lender or Participant any interest in, or subject either of them to any liability for, or in respect of, the business, assets, profits, losses or liabilities of the other, except only as to the Participation.

2.3 Participant shall be deemed to have purchased its Participation in the Term D Note on the date such Term D Note is issued to Lender, but Participant's right to receive its share of any interest paid in respect thereof shall accrue from the date Lender receives immediately available funds from Participant for its Participation Amount in such Term D Note.

2.4 Lender shall issue to Participant a Participation Certificate in substantially the form annexed to this Agreement to evidence the Participation.

3. PRIORITIES

3.1 The Obligations, the Collateral and the Collections shall be held by Lender in Lender's name, but, to the extent of the Participation, as agent for Participant solely as to Participant's share of Collections received by Lender and subject to Participant's rights with respect thereto as set forth herein. Except with respect to Participant's pro rata share of Collections actually received and retained by Lender, Lender shall not be an agent or trustee for Participant in administering or servicing the Note Documents, nor with respect to any rights, remedies or benefits thereunder, the perfection of security interests and other liens in the Collateral, attempts to effect Collections, execution of agreements in connection therewith, or the exercise of any other rights and remedies of a lender or secured party with respect thereto. Lender shall not be deemed a fiduciary for Participant.

3.2 Lender shall transmit to Participant annually or at such other times as may be mutually agreed to by the parties (each a "Settlement Period") a statement of the account of Borrowers with Lender summarizing the outstanding principal balance on the Term D Note and the Collections received by Lender during such preceding Settlement Period. The statement of account for such Settlement Period shall state the net loan balance with Borrowers, and the net amount either due from Lender to Participant or the net amount due from Participant to Lender, as the case may be, and Lender or Participant shall make payment to each other accordingly. Such payments shall be made in immediately available funds. In the event that Participant fails to purchase and pay for the Participation as required pursuant to this Agreement or otherwise defaults in its obligations to Lender under this Agreement, Participant shall pay all reasonable costs and expenses of every kind incurred by Lender for collection or enforcement of same, including reasonable attorneys' fees and legal expenses. In the event that Participant defaults in any of its obligations hereunder, Participant shall not be entitled to any payments pursuant to the settlement provided for in this Section 3.2 or other payments pursuant to Section 4 below. Lender's books and records showing the account between Lender and Borrowers and statements of account rendered to Participant shall be considered accurate unless objected to by Participant in writing within thirty (30) days from their date.

3.3 Lender will deliver to Participant on or about the tenth (10th) day following the anniversary of the issuance of the Term D Note a copy of the statement of account with Borrowers for the preceding year. Participant may, at any time and from time to time during normal business hours, after reasonable notice examine Lender's books, records and accounts relating to the Term D Note and the Note Documents and Lender will upon request furnish Participant with such information requested as it may have or be reasonably able to obtain with respect to the Term D Note. Participant agrees that it will keep all such information confidential and Participant hereby expressly agrees to be bound by, and specifically assumes, all provisions of the Note Documents restricting or otherwise dealing with the disclosure of confidential information pertaining to Borrowers. Participant acknowledges that Lender does not make any representation or warranty as to the accuracy or completeness of any audit report prepared by or on behalf of Lender or any materials provided by or on behalf of Borrowers to Lender and that Lender is relying upon the books and records of Borrowers and representations by Borrowers to Lender.

3.4 On or before the occurrence of an Event of Default, all Collections received by Lender shall be applied to the Obligations as follows: first to the unpaid principal amount of the Term D Note and then in such order and manner as Lender shall determine. After an Event of Default, all Collections received by Lender shall be applied first to the payment in full of the expenses of the collection and enforcement of the Term D Note and for the protection, preservation, maintenance or sale, disposition or other realization upon any of the Collateral, including all expenses, liabilities and advances incurred or made by Lender in connection therewith (including attorneys' fees and legal expenses); second, to the payment of the interests of Lender and the Participant in interest and Fees payable by Borrowers under the Note Documents; third, to the payment of the interests of Lender and the Participant in the Term D Note pro rata based on each party's share of the outstanding principal amount on such Term D Note.

4. ADMINISTRATION

4.1 Lender shall have the sole right to purchase other Convertible Notes provided for in the Note Documents, and to manage, perform, modify, supplement and enforce the Note Documents, the Obligations and the Collateral, and to waive, exercise and enforce all privileges, rights and remedies exercisable or enforceable by Lender with respect thereto and under the Note Documents, for the joint benefit of Lender and Participant to the extent of the Participation, without notice to or consent of Participant and in accordance with Lender's sole discretion and the exercise of its reasonable business judgment. Without limiting the generality of the foregoing, Lender may, from time to time, in its discretion and without notice to or consent of Participant, amend, modify, renew and/or release in whole or in part the Obligations, the Note Documents, the Collateral and any guaranties therefor, as well as make Notes in excess of any amounts specified under the Note Documents. Notwithstanding the foregoing, Lender shall not agree to (i) release in whole or in part any of the Obligations constituting the principal amount of the Term D Note or (ii) extend the stated Maturity Date of the Term D Note (as specified in the Convertible Note Agreement) without the prior written consent of Participant.

4.2 Lender shall have the right to carry out the provisions of the Note Documents with Borrowers, and to exercise all rights and privileges accruing to it by reason of the provisions thereof, and to enforce its rights thereunder for the joint benefit of Lender and Participant, according to its discretion and the exercise of its business judgment, in accordance with its normal operating procedures. Lender will use normal prudence and judgment in the servicing of the arrangements of Lender with Borrowers and in the carrying out of the terms of the Note Documents. Except as otherwise specifically provided herein, Lender shall have the right to agree to amendments, modifications, waivers or releases of Borrowers and with respect to any provision of the Note Documents or any rights of Lender in and to any Collateral or to consent to any action or failure to act by Borrowers. Lender shall not have any liability to Participant with respect to any action taken or omitted by Lender, its employees or agents, in connection with the Note Documents or for any error in judgment, except for its own gross negligence or wilful misconduct. Lender does not assume, and shall not have, any responsibility or liability, express or implied, for the enforceability or collectability of the Note Documents, the Collateral or the condition of Borrowers, financial or otherwise, or the Collateral, or for the accuracy of any credit or other information furnished by or on behalf of Borrowers, unless Lender has acted with gross negligence or wilful misconduct.

4.3 Lender shall not have any obligation to notify Participant of the occurrence of an Event of Default or any other event or condition concerning Borrowers or the assets, properties, condition (financial or otherwise), business or prospects of Borrowers. The Events of Default and rights and remedies of Lender against Borrowers and/or the Collateral upon an Event of Default, as expressed in the Note Documents, remain independent from the provisions of this Agreement and shall not be conditioned on, prejudiced or affected by the exercise or non-exercise by Lender of its other rights or remedies, all of which are cumulative and non-exclusive. Borrowers shall not have any rights or remedies under or relating to this Agreement.

4.4 Lender may, in its discretion, from time to time, sell other Participations in the Obligations, Collateral and Collections to Participant or to other parties, and repurchase any such junior or senior participations as Lender may determine, in its discretion, and in the exercise of its business judgment, and without notice or obligation to Participant.

4.5 The Obligations, the Collateral and the Collections thereon shall be held by Lender in Lender's own name, but, to the extent of Participant's interest therein pursuant to the Participation, as agent for Participant and subject to Participant's rights with respect thereto as herein set forth. Lender does not assume, has made no warranties and shall not have any liability to Participant for the repayment of any Participation or any interest pursuant thereto. On the tenth (10th) day following each Interest Payment Date, the interest due in respect of the Participation during the quarterly period preceding such Interest Payment Date shall be paid to Participant to the extent that (i) Lender receives and retains payment in full of interest under the Convertible Note Agreement at the rates provided for therein and (ii) no Event of Default exists or is continuing. With regard to any PIK Note issued pursuant to the Convertible Note Agreement for interest accrued on the Term D Note, Participant shall be entitled to a pro rata participation in such PIK Note based on Participant's portion of the Term D Note. Participant shall not share in and Lender shall retain as its sole property and for its exclusive benefit all commissions and fees and administrative, handling and service charges with respect to the Obligations and the Collateral, exclusive of interest charges specifically payable to Participant pursuant to this Section.

4.6 Participant may convert the Participation into Common Stock in accordance with the terms of the Convertible Note Agreement, provided, that any partial conversion of the Participation must be in increments of $50,000. In order to effect such conversion, Participant shall deliver notice to Lender of its desire to convert the Participation. Upon receipt of such notice, Lender shall, within two (2) business days, deliver to Borrowers a notice of conversion as provided under the Convertible Note Agreement, and shall direct Parent to issue in the name of Participant a certificate representing the number of shares of Common Stock issuable upon such conversion.

5. CREDIT DECISION; INDEPENDENT INVESTIGATION

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5.1 Lender makes no representation or warranty (express or implied) and shall have no responsibility, as to the validity, value, enforceability or collectability of any of the Participation or the Obligations, the Collateral or the Note Documents, or as to the title to, validity, priority, value, perfection or sufficiency of the Collateral, or any other guarantees or collateral of any kind, or as to the financial condition of Borrowers or any account debtors. Participant has conducted its own independent investigation as to the business and financial condition of Borrowers, and is thoroughly familiar with, and has complete and current information concerning the financial condition and creditworthiness of Borrowers and the Collateral. Participant has, independently and without reliance upon Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Participant has not in any way relied on Lender or any of its employees in purchasing the Participation. Without limiting the foregoing, Participant acknowledges and agrees that Lender makes no representation or warranty (express or implied) and shall have no responsibility as to the priority of Participant's interest in the Collateral or any other guarantees or collateral of any kind vis-a-vis any creditors of Borrowers or other third parties. Participant agrees that it will, independently and without reliance upon Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis and decisions with respect to the participation sold and transferred to it pursuant to this Agreement. Participant has the means to, and shall in the future remain, fully informed as to the financial condition and other affairs of Borrowers and Lender shall have any obligations or duty to disclose any such information to Participant.

5.2 Participant acknowledges that it has received and reviewed or had the opportunity to receive and review copies of all of the Note Documents and Participant acknowledges that, prior to the date hereof, Participant has received all documents or financial data that Participant has requested from Borrowers or Lender.

6. REPRESENTATIONS AND WARRANTIES

6.1 Participant hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement):

(1) The execution, delivery and performance by Participant of this Agreement, and the transactions contemplated hereunder and thereunder are not in contravention of law or any indenture, agreement or undertaking to which Participant is a party or by which Participant or its property are bound.

(2) Participant is the exclusive legal and beneficial owner of the Participation.

(3) The Participation is not subject to any lien, security interest, financing statements, subordination, assignment or other claim.

(4) The Participant is acquiring the Participation, and the Warrants for investment and not with a view towards resale, transfer or distribution in violation of applicable securities laws. Participant is aware that none of the Participation, the shares of Common Stock or the Warrants are registered under the Securities Act of 1933 or under any other similar state law or act and that the Participation may not be sold, assigned, transferred or otherwise disposed of, and that the Common Stock and Warrants may only be sold, assigned, transferred or otherwise disposed of in compliance with, or pursuant to an exemption from, the registration requirements of the Securities Act of 1933.

(5) This Agreement constitutes the legal, valid and binding obligations of Participant, enforceable in accordance with its terms.

6.2 Lender hereby represents and warrants to Participant the following (which shall survive the execution and delivery of this Agreement):

(1) Lender is duly organized and in good standing under the laws of its state of organization.

(2) The execution, delivery and performance by Lender of this Agreement, and the transactions contemplated hereunder and thereunder are all within Lender's powers, have been duly authorized and are not in contravention of law or the terms of Lender's organizational documentation or any indenture, agreement or undertaking to Lender is a party or by which Lender or its property are bound.

(3) This Agreement constitutes the legal, valid and binding obligations of Lender, enforceable in accordance with its terms.

7. MISCELLANEOUS

7.1 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any of the Notes, or any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and Borrowers.

7.2 Successors and Assigns. This Agreement and the other Note Documents shall be binding on and shall inure to the benefit of each Borrower, the Lender and their respective successors and assigns (including, in the case of any Borrower, a debtor-in-possession on behalf of such Borrower), except as otherwise provided herein or therein. No Borrower may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Note Documents without the prior express written consent of the Lender. Any such purported assignment, transfer, hypothecation or other conveyance by any Borrower without the prior express written consent of the Lender shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Borrower and the Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Note Documents.

7.3 Insolvency. This Agreement shall be applicable both before and after the commencement of any Insolvency Proceeding involving Borrowers and all references herein to Borrowers shall be deemed to apply to a trustee for Borrowers and Borrowers as debtor-in-possession. The relative rights of Lender and Participant to repayment of the Obligations and in or to any distributions from or in respect of Borrowers or any Collateral or proceeds of Collateral, shall continue after the filing thereof on the same basis as prior to the date of the commencement of any Insolvency Proceeding.

7.4 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 12.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

Any notices required under this Agreement shall be delivered if to the Lender:

Sunrise Capital Partners, L.P.
685 Third Avenue, 15th Floor
New York, NY 10017
Attention: Joseph Julian
Fax: (212) 582-3016

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Eileen T. Nugent
Fax: (212) 735-2000

if to Participant:

Gerald R. Allard
92 Riverview Park
Manchester, NH 03012

with a copy to:

Nixon Peabody LLP
889 Elm Street
Manchester, NH 03101
Attention: Daniel W. Sklar
Fax: (603) 628-4040

7.5 Termination. This Agreement shall continue in full force and effect until the earlier of: (a) the date on which (i) Lender has received final payment in full of all of the Obligations (including principal, interest, fees, costs and expenses related thereto) and (ii) Participant has received final payment in full for its Participation (if any), (b) the date on which Participant shall have converted in full its Participation into Common Stock pursuant to the terms of the Convertible Note Agreement and in accordance with the procedure set forth in Section 4.6 hereof, or (c) the date on which Participant shall have received final payment in full for its Participation in connection with any repurchase thereof by Lender hereunder as provided in Section 7.6 of this Agreement (the earlier of such dates being referred to herein as the "Expiration Date"). Notwithstanding the Expiration Date, the provisions of Section 7.7 of this Agreement shall remain in full force and effect.

7.6 Right to Terminate Participation.

(1) Lender shall have the right, but not the obligation, at any time on or after the occurrence of a Termination Event (as defined below), and upon the exercise of such right by Lender, Participant shall have the obligation to sell, assign and transfer to Lender, the Participation. Lender shall provide the Participant with three (3) Business Days' prior written notice of its intent to exercise its rights under this Section, specifying in such notice the date on which such purchase and sale is to take place (the "Transfer Date"). On the Transfer Date, Lender shall pay to Participant an amount equal to the outstanding principal balance of the Participation (together with any accrued interest payable in respect thereof hereunder) as of the close of business on the date immediately prior to the effective date of the purchase.

(2) If (i) Participant shall cease operations or be the subject of any bankruptcy or insolvency proceeding, whether voluntary or involuntary, or a trustee or receiver shall be appointed with respect to the Participant or a substantial portion of its assets or operations, (ii) Participant shall default in the performance or observation of any of its obligations hereunder and such default shall not be cured within three (3) Business Days after the occurrence thereof or (iii) Participant shall make a misrepresentation herein, it shall constitute a "Termination Event". The failure of Participant to perform or observe any of its obligations hereunder or any misrepresentation by Participant shall not terminate this Agreement, unless and until Lender shall exercise its rights under this Section 7.6.

7.7 Payment Returns. If any payment received by Lender from Borrowers and distributed or credited in whole or in part to Participant is later rescinded or is otherwise returned by Lender for whatever reason (including, without limitation, settlement of an alleged claim or the voiding of such payment as a preference), Participant, upon demand by Lender, shall immediately pay to Lender the amount received by Participant in respect of the amounts so returned. This covenant shall survive the termination of this Agreement

7.8 Confidentiality. Participant agrees that the information furnished to it by Lender hereunder or otherwise in connection with the financing arrangements of Lender with Borrowers may not have been made public, and Participant agrees that it shall keep all such information confidential and will make no disclosures of such information to other persons who have not been furnished such information until such time, if any, at which such information shall have become public (other than as a result of actions taken by Participant in violation of this Agreement), except in connection with the obligations of Participant under law or pursuant to subpoenas or other legal process to make information available to government agencies, examiners or other public officials or to employees, agents, accountants, attorneys or other professionals retained by Participant provided that the Participant advises such professionals that such information is confidential and to keep such information confidential as provided herein.

7.9 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

7.10 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE. THE PARTICIPANT HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE LENDER AND THE PARTICIPANT PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS. THE PARTICIPANT EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE PARTICIPANT HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

7.11 Waiver of Jury Trial.

THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE LENDER AND THE PARTICIPANT ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

7.12 Complete Agreement; Modification of Agreement. This Agreement constitutes the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except by in writing signed by both parties hereto.

7.13 No Third Parties Benefitted. Except as expressly provided in Section 7.2, this Agreement is solely for the benefit of Lender and Participant and their respective successors, participants and assigns, and no other person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

SUNRISE CAPITAL PARTNERS, L.P.

By: Sunrise Advisors, LLC,
its General Partner

By:

Name: Joseph A. Julian
Title: Principal

____________________________________
GERALD R. ALLARD

PARTICIPATION CERTIFICATE

SUNRISE CAPITAL PARTNERS, L.P.

September 21, 2001

Gerald R. Allard
92 Riverview Park
Manchester, NH 03102

Note Participation Confirmation

Dear Mr. Allard:

    We hereby confirm a Note participation to you as follows:

    Borrower:                    NEXIQ Technologies, Inc. and its Subsidiaries

     Identification of Note: Term D Note made pursuant to the

    Convertible Note Agreement, dated July 31, 2000, as amended

    Date of Disbursement:       September 21, 2001

    Outstanding Principal
    Amount of Note:              $5,000,000

    Principal Amount of
    Participation:                    $42,500.00

    Percentage of Participation:      0.85%

    Interest Rate Payable on
    Participation:                           10.75%

    Effective Date:                       September 21, 2001

Your participation will be governed by the terms of the Participation Agreement, dated September 21, 2001, between you and the undersigned.

A-1

Very truly yours,

SUNRISE CAPITAL PARTNERS, L.P.

By: Sunrise Advisors, LLC,
       its General Partner

By:

Name: Joseph A. Julian
Title: Principal

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